Exhibit 10.1

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (the “Agreement”) is made as of January 4, 2021 (the “Effective Date”) by and between Customers Bank, a bank chartered under the laws of the Commonwealth of Pennsylvania (“Seller”) and BM Technologies, Inc., a Delaware corporation (“Purchaser”). Seller and Purchaser are referred to herein collectively as the “Parties” and individually as a “Party.”

INTRODUCTION

WHEREAS, Seller and Purchaser, together with BankMobile Technologies, Inc. (“BMT”), MFAC Merger Sub, Inc., a Pennsylvania corporation and Customers Bancorp, Inc., a Pennsylvania corporation, have entered into an Agreement and Plan of Merger, dated as of August 6, 2020 (as amended, including by the First Amendment to Agreement and Plan of Merger, dated November 2, 2020 and the Second Amendment to Agreement and Plan of Merger, dated December 8, 2020, the “Merger Agreement”) (capitalized terms not defined in this Agreement shall have the meanings indicated in the Merger Agreement);

WHEREAS, under the Merger Agreement, Purchaser has agreed to purchase from Seller certain assets related to Seller’s BMT business (the “Business”), and the Merger Agreement contemplates that the Parties shall execute and deliver this Agreement at the Closing;

WHEREAS, it is planned that with the Purchaser’s purchase of the Business, the Purchaser will acquire the services of approximately three hundred (300) new employees. This will include the current senior management team of the Business as well as leaders and staff who, when combined with supplementation of specific skills via third party contracts, will possess the skills, tools and experience to meet certain operational, administrative, risk management, compliance, accounting, human resources, information services, security, and other needs of the merged companies;

WHEREAS, Purchaser personnel shall in all situations after the acquisition retain control of all management decisions, and any support received from the Seller shall be for historical information, transition, or advisory purposes only, and

WHEREAS, Purchaser and Seller recognize that in specific areas it may be highly desired that, after the Closing, the Purchaser have access to employees, resources, historical records or institutional memory of specific individuals of the Seller, and that Purchaser shall procure from Seller, certain advisory services and information, as set forth herein.

NOW, THEREFORE, in consideration of the promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
TRANSITION SERVICES

Section 1.1 Transition Services.

(a) Scope and Duration of Seller Transition Services. Seller, itself and/or by and through its Affiliates, and its and their respective employees, agents or contractors, shall provide or cause to be provided to Purchaser, solely for the benefit of Purchaser, those services set forth on Annex A hereto and in a manner consistent with the Introduction, as it may be amended from time to time by mutual written agreement of the Parties (collectively, the “Seller Transition Services”) until the earlier of (i) expiration of the service period applicable to such Transition Services as set forth with respect to each applicable Seller Transition Service on Annex A hereto, or (ii) expiration of the Term (as defined below). Seller shall provide the advisory services or institutional memory based upon the need identified by the Purchaser to the Seller. Seller shall not be required to perform Seller Transition Services hereunder in any manner that violates any applicable law or regulation, or the principles set forth in the Introduction to this Agreement. It is acknowledged by Seller that the objective of this Agreement is to obligate Seller to provide, throughout the Term, any and all agreed upon advisory services and advice that is requested by Purchaser with respect to the assets purchased and employees hired pursuant to the Merger Agreement.

(b) Modified Transition Services. Any modifications to the Transition Services shall be subject to mutual agreement pursuant to ARTICLE IX hereof.

(c) Subcontractors. Upon prior consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, Seller may subcontract with a qualified unaffiliated third party (a “Subcontractor”) to provide any Transition Services; provided that no notice shall be required with respect to the continued use of subcontractors in the manner utilized by Seller in connection with the Business immediately prior to the Closing, or with respect to changes in subcontractors which are consistent with Seller’s operation of the Business immediately prior to the Closing. Notwithstanding any subcontracting of Seller’s obligations under this Agreement, Seller shall, for the term of this Agreement, remain primarily liable for the delivery and performance of the Transition Services.

(d) Scope and Duration of Purchaser Transition Services. Purchaser, itself and/or by and through its respective employees, shall provide or cause to be provided to Seller, solely for the benefit of Seller, those services set forth on Annex B hereto, as it may be amended from time to time by mutual written agreement of the Parties (collectively, the “Purchaser Transition Services”) until the expiration of the service period applicable to such Transition Services as set forth with respect to the applicable Seller Transition Service on Annex B hereto.

Section 1.2 Service Coordinators and Issue Resolution.

(a) Seller and Purchaser each hereby appoint as service coordinators their respective employees identified on Schedule 1.2 hereto (each, a “Service Coordinator”) to be the primary point of contact between Seller and Purchaser with respect to the Transition Services, including, and subject to the terms of this Schedule 1.2, with respect to disputes between the Parties arising out of or relating to this Agreement or the provision of Transition Services hereunder. Each Party shall have the right, upon reasonable advance written notice to the other Party, to replace its Service Coordinator with an employee or officer of such Party with comparable knowledge, expertise, and decision-making authority.

(b) In the event the Service Coordinators fail to resolve any dispute arising between the Parties in connection with the Transition Services within a reasonable time of receiving notice of such dispute from a Party, and in any event within ten (10) Business Days of such notification, then Purchaser shall designate an officer or officers holding the office of Senior Vice President (or equivalent office) or above (such officers, the “Senior Officers”) and such Senior Officers shall attempt in good faith to conclusively resolve any such dispute (i) with the members of an operating committee designated by Seller, and (ii) in the event the Senior Officers and operating committee fail to resolve the dispute, an executive committee shall be designated by Seller and Purchaser. If the Senior Officers and the operating and executive committees designated by Seller and Purchaser cannot resolve such dispute within a reasonable period of time, and in any event within twenty (20) Business Days of the referral of such dispute to them, either Party may submit the dispute to litigation as provided for in Section 10.8.

(c) Any dispute arising out of or relating to this Agreement shall be submitted for resolution pursuant to this Section 1.2 before any Party may commence any legal proceeding in connection therewith. A Party’s failure to comply with the preceding sentence shall constitute cause for the dismissal without prejudice of any such legal proceeding. This Section 1.2(c) is without prejudice to either Party’s right to seek interim relief against the other Party (such as an injunction) to protect its rights and interests, or to enforce the obligations of the other Party and the parties need not negotiate disputes with respect to equitable remedies prior to seeking relief from a court of competent jurisdiction.

Section 1.3 Migration Plan.

(a) On or prior to the date hereof, the Parties shall have negotiated and materially finalized a plan to transition from the performance of the Seller Transition Services by Seller and its Affiliates to the performance of such services by Purchaser, including moving the information technology systems and data used in the Business from Seller’s infrastructure to Purchaser’s or its designee’s infrastructure (“Migration”) (such plan, the “Migration Plan”). The Migration Plan must include full conversion support of the general ledger and data center network systems to FIS, if not completed at the time of closing. The Migration Plan shall include a governance and arbitration process, in which both Parties shall agree to participate, which shall be subject to the change request process set forth in ARTICLE IX.

(b) Purchaser shall be responsible for the Migration, including the construction and deployment of any systems or physical space required for the Migration. Seller shall use commercially reasonable efforts to assist Purchaser in completing the Migration. Purchaser shall be responsible for all fees and expenses incurred by Purchaser and reasonable out-of-pocket third-party costs of Seller incurred in the course of providing any assistance with the Migration requested by Purchaser.

(c) The Parties acknowledge that the Migration Plan is a document that may change, and any such material changes will be subject to the change control process set forth in ARTICLE IX. Each Party shall use its commercially reasonable efforts to perform its obligations under the Migration Plan according to the schedule set forth in the Migration Plan, and each Party shall use sufficient and qualified resources and personnel to implement the Migration Plan, taking into account the need to reasonably manage the cost of such transition and minimize the disruption to the ongoing business activities of the Parties.

Section 1.4 Additional Transition Services. If requested by Purchaser, Seller shall provide services in addition to the Transition Services (“Additional Transition Services”), as may be agreed pursuant to the Change Control process set forth in ARTICLE IX. The scope of any such Additional Transition Services, as well as the prices and other terms applicable to such additional services, shall be as mutually agreed by Purchaser and Seller and shall be consistent with the principles set forth in the Introduction to this Agreement, and as further contemplated by ARTICLE IX.

Section 1.5 Standard of Performance. Seller shall use commercially reasonable efforts to perform or procure the provision of the Transition Services for Purchaser to standards of performance comparable in all material respects to which such Transition Services were performed by Seller or its Affiliates in connection with the Business immediately prior to Closing; provided that Seller shall not be responsible for the performance of any product programs or features developed and/or implemented by Purchaser after the Closing Date.

Section 1.6 Access. Each Party shall use good faith efforts to provide the other Party with access to information and computer systems, facilities, networks (including voice or data networks) or software to the extent reasonably necessary and in accordance with any applicable laws and regulations to enable the provision of Transition Services contemplated by this Agreement, subject to Section 7 hereof. The Party requesting access shall give the other Party reasonable prior written notice and justification of the need for such access.

Section 1.7 Independent Contractor. For all purposes hereof, each Party shall at all times act as an independent contractor and shall have no authority to represent the other Party in any way or otherwise be deemed an agent, lawyer, employee, representative, joint ventures or fiduciary of such other Party nor shall this Agreement or the transactions contemplated hereby be deemed to create any joint venture between the Parties. Each Party shall not declare or represent to any third party that such Party shall have any power or authority to negotiate or conclude any agreement, or to make any representation or to give any undertaking on behalf of the other Party in any way whatsoever.

ARTICLE II

SERVICE FEES AND EXPENSES

Section 2.1 Service Fees.

(a) Subject to adjustment in accordance with this Section 2.1, Purchaser shall pay a fee for the Seller Transition Services and Additional Transition Services it receives during the Term as follows (collectively, the “Purchaser Service Fees”):

(i) Twelve Thousand Five Hundred Dollars ($12,500.00) per month plus any expenses associated with the services provided; and

(ii) with respect to any Additional Transition Services provided by Seller, on the timetable and in the amount agreed by the Parties and set out in the executed amendment to this Agreement under which such Additional Transition Services are provided as contemplated in ARTICLE IX.

(b) The Service Fees are exclusive of any sales tax, transfer tax, value-added tax, goods and services tax or similar tax (“Taxes”). Any Taxes (but excluding any Tax based upon net income) payable with respect to the Service Fees shall be invoiced by Seller and paid by Purchaser within thirty (30) days of receipt of such invoice. Seller shall be responsible for remitting any such Taxes to the appropriate taxing authority.

(c) If the cost to Seller of providing a Transition Service increases as a result of actions taken outside the scope of this Agreement by or at the request of Purchaser or as a result of any change in applicable law or regulation or action of any Government Entity (collectively, “Imposed Changes”), then the resulting increase in costs if approved by the Purchaser in advance, would be passed through to Purchaser by means of an increase in the relevant Service Fees in the amount of such actual increase in the cost of the provision of such Transition Services, plus any direct, out of pocket, up-front costs of modifying the Transition Services as a result of such Imposed Changes, provided, however, that (i) in no event shall Seller be obligated to perform any service hereunder other than in accordance with applicable law and regulation, and (ii) Seller shall not be obligated to perform such Service unless Purchaser agrees to pay such costs of modifying the Transition Services to comply with such Imposed Changes and such increased Service Fees.

Section 2.2 Expenses. Purchaser shall be responsible for any direct third-party out-of- pocket costs or expenses incurred by Seller, at pass-through amounts, and disclosed in writing to Purchaser prior to the date of this Agreement in connection with providing the Transition Services.

Section 2.3 Records. Each Party shall maintain records of all receipts, invoices, reports and other documents relating to the Transition Services rendered hereunder in accordance with applicable law and regulation and its standard accounting practices and procedures, which practices and procedures are employed by such Party in its provision of services for itself and its Affiliates.

ARTICLE III
PAYMENT

Section 3.1 Invoicing and Payment. For the Transition Services described on Annex A on the date hereof, Purchaser shall pay the net monthly fees set forth in Section 2.1 within thirty (30) calendar days after receipt of an invoice from Seller. For any Additional Transition Services, if any, the net monthly fee shall be adjusted and paid by Purchaser in accordance with the executed amendment to this Agreement under which such Additional Transition Services are provided. For any third-party expenses incurred by Seller in connection with providing the Transition Services and payable by Purchaser in accordance with Section 2.2 hereof, Seller shall invoice Purchaser, and Purchaser shall remit payment to Seller for all such invoiced expenses within thirty (30) calendar days after receipt of each such invoice. Any undisputed amount unpaid after the expiration of thirty (30) calendar days after the due date shall bear interest equal to one-half percent (0.5%) per month of the overdue amount. Each invoice for expenses shall set forth in reasonable detail, for the period covered by such invoice, the source of the expenses incurred.

ARTICLE IV TRANSITION

Section 4.1 Return of Materials. Promptly at the end of the service period with respect to a Transition Service, at the end of the Term or upon termination of this Agreement in accordance with ARTICLE VI, as the case may be, Purchaser shall, at the other Party’s expense and written direction, return or destroy and certify the return or destruction of, any and all of the other Party’s books, records, files, databases, intellectual property (including embodiments thereof), Confidential Information (as defined below) or information related to customer data in the possession, custody or control of Purchaser (the “Materials”); provided that Purchaser shall be permitted to retain copies the Materials solely as required in order to comply with applicable law, rules and regulation, or for audit, compliance or regulatory purposes to the extent permitted by applicable law and regulation; and provided, further, that Purchaser shall not be obligated to destroy any Materials if such destruction would, in the reasonable opinion of counsel to such Purchaser, constitute a violation of applicable law or regulation.

ARTICLE V
INTELLECTUAL PROPERTY

Section 5.1 Title to Intellectual Property.

(a) Each of the Parties agrees that any intellectual property of the other Party made available to it in connection with the Transition Services, and any derivative works, additions, modifications or enhancements thereof created by the other Party pursuant to this Agreement, are and shall remain the sole property of the other Party, and such Party hereby irrevocably assigns any and all right, title and interest therein to such other Party. Each Party agrees not to use, and to cause its Affiliates not to use, intellectual property of the other Party for any purpose other than in connection with the performance of the Transition Services during the Term.

(b) Each Party acknowledges that the other Party may be providing services similar to the Transition Services to its own businesses and/or to other third parties during the Term, without restriction hereunder.

Section 5.2 Use of Trademarks. Except as expressly set forth in the Merger Agreement, neither Party shall use the other Party’s trademarks, service marks, trade names, domain names or other source identifiers without such Party’s prior written consent.

Section 5.3 Software Licenses and Data Subscriptions. Except as provided in the Merger Agreement or as set forth on Schedule 5.3 hereto, Seller and its Affiliates shall not be required to transfer or assign to Purchaser any third-party software licenses, data subscriptions or any software or hardware owned by Seller or any of its Affiliates in connection with the provision of the Seller Transition Services.

Section 5.4 Patents. Except as expressly set forth in the Merger Agreement, neither Party shall use the other Party’s Patents without such Party’s prior written consent.

ARTICLE VI

TERM AND TERMINATION

Section 6.1 Term. The term of this Agreement (the “Term”) is twelve (12) months and shall commence on the Closing; provided that the Term of any individual Transition Service may be for a shorter period of time as may be set forth on Annex A hereto as agreed by the Purchaser in writing.

Section 6.2 Termination without Cause. Purchaser may terminate this Agreement without penalty at any time but with thirty (30) days advance notice by writing to Seller if Purchaser determines that there is no longer a business need for Transition Services. Purchaser shall pay Seller any undisputed Service Fees, costs, and expenses due or incurred for Transition Services performed prior to termination of the Agreement.

Section 6.3 Termination for Cause. Either Party (the “Terminating Party”) may terminate this Agreement with immediate effect by notice in writing to the other Party (the “Other Party”) on or at any time after the occurrence of any of the following events:

(a) the Other Party is in default of any of its material obligations under this Agreement and (if the breach is capable of remedy) has failed to remedy the breach within thirty (30) days after receipt of notice in writing from the Terminating Party giving particulars of the breach;

(b) the Other Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(c) an involuntary case or other proceeding shall be commenced against the Other Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days.

Section 6.4 Survival. Section 2.2 (Expenses), Section 2.3 (Records), ARTICLE III (Payments)(to the extent such fees accrued prior to termination, cancellation or expiration), Section 4.1 (Return of Materials), Section 5.1 (Intellectual Property), this Section 6.4 (Survival), Section 7.1 (Confidentiality), Section 8.2 (Limitations of Liability) and Article X (Miscellaneous) shall survive any termination or expiration of this Agreement.

ARTICLE VII
CONFIDENTIALITY

Section 7.1 Confidentiality.

(a) Each Party acknowledges that, in connection with the performance by a Party of its obligations hereunder, such Party may be provided with information about confidential and proprietary information of the other Party and third parties with which the other Party conducts business. The confidential information of such other Party and third parties is defined below and is collectively referred to as “Confidential Information.” In recognition of the foregoing, each Party covenants and agrees:

(i) that it will keep and maintain all Confidential Information in confidence, using such degree of care as is appropriate to avoid unauthorized use or disclosure;

(ii) that it will not, directly or indirectly, disclose any Confidential Information to anyone outside of the other Party or the Related Parties, as provided herein, except with the other Party’s prior written consent or as may be permitted under this ARTICLE VII;

(iii) that such Party will not make use of any Confidential Information for its own purpose or the benefit of anyone or any other entity other than the other Party, provided that Purchaser can make use of any Confidential Information related to the Business in its operation of the Business; and

(iv) that such Party will take no action with respect to the Confidential Information that is inconsistent with its confidential and proprietary nature.

(b) Each Party shall be permitted to disclose the Confidential Information only as follows:

(i) to its employees, agents, auditors, counsel, directors, officers, and contractors (“Related Parties”) and Subcontractors, having a need to know such information in connection with the performance of the Transition Services. Each Party shall be responsible for all its Related Parties and Subcontractors’ compliance with the terms of this Agreement; and

(ii) if disclosure is required by applicable law or regulation, provided that a Party shall notify the other Party in writing as soon as reasonably practicable in advance of such disclosure, and provide the other Party with copies of any related information so that the other Party may take appropriate action to protect the Confidential Information.

(c) For purposes of this Agreement, Confidential Information shall include all business information of the other Party, including but not limited to the following:

(i) information relating to the other Party’s planned or existing computer systems and systems architecture, including computer hardware, computer software, documentation, methods of processing and operational methods;

(ii) sales, profits, organizational restructuring, new business initiatives and financial information;

(iii) information that describes the other Party’s products, including product designs, and how such products are administered and managed;

(iv) information that describes the other Party’s product strategies, tax interpretations, tax positions and treatment of any item;

(v) confidential information and software of, and contracts with (and any information related thereto), third parties with which the other Party conducts business;

(vi) information relating to the other Party’s customers; and

(vii) Seller’s customer information that is inadvertently accessed in accordance with Section 1.6 of the Agreement.

(d) Notwithstanding the foregoing, Confidential Information shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure directly or indirectly by a Party or its Related Parties or Subcontractors in violation of this ARTICLE VII, (ii) was available to a Party on a non-confidential basis prior to its disclosure to such Party by the other Party or the other Party’s Related Parties or Subcontractors, (iii) is or becomes available on a non-confidential basis to a Party from a Person other than the other Party, provided that such Person was not known to the receiving Party to be bound by any agreement with the disclosing Party to keep such information confidential or to be otherwise prohibited from transmitting the information, or (iv) is independently developed by the Receiving Party or its Related Parties without use of the Confidential Information. Each Party acknowledges that the disclosure of Confidential Information may cause irreparable injury and damages, that money damages may not be a sufficient remedy for any actual or threatened disclosure and that a Party shall (without proof of actual damages) be entitled to seek equitable relief, including an injunction and specific performance, as a remedy if the other Party breaches or threatens to disclose Confidential Information in violation hereof. A breaching Party shall not object to the entry of an injunction or other equitable relief against such Party on the basis that an adequate remedy is available at law or lack of irreparable harm. Without limitation of the foregoing, each Party shall advise the other Party promptly in the event that it learns or has reason to believe that any person or entity, which has had access to Confidential Information, has violated or intends to violate the terms of this Agreement. This provision shall not in any way limit such other remedies as may be available to either Party at law or in equity.

Section 7.2 Systems Security. [Intentionally Omitted]

Section 7.3 Insurance. To the extent it has not already done so, Purchaser and Seller each shall obtain, within ninety (90) days of the date hereof, from a financially sound and reputable insurer, cyber security, and data breach liability insurance in an amount equal to at least $10,000,000 on terms and conditions reasonably satisfactory to the other Party and will cause such insurance policy to be maintained until the Termination Date.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES

Section 8.1 Representations and Warranties.

(a) Each Party represents and warrants that, on the Closing Date, it has the authority to enter into this Agreement and its performance under this Agreement will not conflict with any other obligation or agreement of such Party or with any law, rule or regulation.

(b) Except as expressly provided in this Agreement, no representation, warranty or condition, express or implied, statutory or otherwise, as to condition, quality, satisfactory quality, performance or fitness for purpose or otherwise is given by either Seller or Purchaser and all such representations, warranties and conditions are excluded except to the extent that their exclusion is prohibited by applicable law.

Section 8.2 Limitations of Liability.

(a) THE AGGREGATE LIABILITY OF EITHER PARTY IN CONNECTION WITH THE PERFORMANCE, DELIVERY OR PROVISION OF THE TRANSITION SERVICES UNDER THIS AGREEMENT SHALL, WITH THE EXCEPTION OF A DATA BREACH, BE LIMITED TO $100,000 CUMULATIVELY.

(b) EXCEPT FOR DAMAGES ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER, THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER EXEMPLARY, LOST PROFITS, CONSEQUENTIAL OR SIMILAR DAMAGES IN ANY LITIGATION ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSITION SERVICES PROVIDED HEREUNDER, WHETHER SUCH CLAIM IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF THE SAME.

ARTICLE IX
CHANGE REQUEST

Section 9.1 Change Request.

(a) Subject to this ARTICLE IX, either Party may propose any change or addition to the Transition Services by written notice to the other Party specifying the proposed change in reasonable detail (such notice, a “Change Request”), provided, that any changed or additional services will be advisory or informational in nature, in accordance with the Introduction to this Agreement.

(b) Seller or Purchaser shall provide the other Party with a reasonably detailed written outline specification describing the nature of the change, an assessment of the impact of the change on the Transition Services, the Service Fees (as applicable) and an estimate of the time required to implement the change, the costs associated with the change and the terms for payment of such costs (such outline, an “Evaluation Report”) within twenty (20) Business Days of receiving the Change Request.

(c) The approving Party shall notify the requesting Party within ten (10) Business Days of the date on which the Evaluation Report was received whether or not the approving Party wishes to proceed with the Change Request; provided, however, that the Parties shall in good faith negotiate the terms and pricing of the Change Request before the requesting Party provides such notice to proceed.

(d) Within ten (10) Business Days of receipt of the requesting Party’s notice to proceed with the Change Request, the approving Party shall produce a final Evaluation Report which shall include a comprehensive list of the charges for the implementation of the Change Request (“Change Request Charges”). Any Change Request Charges shall be calculated in a manner consistent with Section 2.1.

(e) Both the Seller and Purchaser shall act in good faith in relation to Change Requests, and shall not unreasonably withhold any consent, or cause any delay in relation to them; provided that, notwithstanding anything to the contrary herein, the approving Party shall have sole discretion regarding whether to provide Additional Transition Services which were not performed by Seller or Purchaser for the Business at any time during the one hundred eighty (180) day period prior to Closing. If the Seller and Purchaser cannot agree upon a Change Request or the approving Party’s final Evaluation Report (including the Change Request Charges), each of the Seller and Purchaser may refer the matter to be resolved in accordance with Section 1.2.

(f) The Seller shall not have any obligation to commence work in connection with any change to the approving Party Transition Services or any Additional Transaction Services until the relevant Change Request and Evaluation Report has been agreed to by each Party in writing.

ARTICLE X

MISCELLANEOUS

Section 10.1 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates.

Section 10.2 Entire Agreement. This Agreement (including the Annexes and Schedule hereto), together with the Merger Agreement and any other documents delivered by the Parties in connection herewith or therewith, constitutes the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede any prior agreements or understandings between the Purchaser, on the one hand, and the Seller, on the other hand.

Section 10.3 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four (4) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Seller:	Copy to:

Customers Bank 701 Reading Ave West Reading, PA 19611 Attention: E-mail:	Attention: Facsimile: E-mail:

If to the Purchaser:	Copies to:
BM Technologies, Inc. 201 King of Prussia Road, Suite 240 Radnor, PA 19087 Attention: Bob Diegel Email: rramsey@customersbank.com	Nelson Mullins Riley & Scarborough, LLP 101 Constitution Ave, NW, Suite 900 Washington DC 20001 Attention: Jonathan Talcott Email: jon.talcott@nelsonmullins.com

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Section 10.4 Amendment; Waiver. Subject to ARTICLE IX and Sections 1.4 and 10.10, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by both Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.5 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

Section 10.6 Binding Agreement; Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, which written approval shall not be unreasonably withheld, delayed, or conditioned. Notwithstanding the foregoing, this Agreement, and all rights, interests and obligations hereunder, may be assigned, without such consent, by either Party to an Affiliate thereof or an entity that acquires all or substantially all of such Party’s or such Affiliate’s business or assets. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 10.7 Governing Law. This Agreement and any disputes hereunder shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the Commonwealth of Pennsylvania.

Section 10.8 Submission to Jurisdiction. Subject to Section 1.2 hereof, each of the Parties to this Agreement (a) agrees that all actions arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement shall be heard and determined in the Federal Courts of the United States of America or the courts of the Commonwealth of Pennsylvania, (b) irrevocably consents to submit itself to the exclusive jurisdiction and venue of such courts in any action, (c) agrees that all claims in respect of such action shall be heard and determined in any such court, (d) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (e) agrees not to bring any action arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the Parties hereto waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party hereto may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.3. Nothing in this Section 10.8, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

Section 10.9 Waiver of Jury Trial. To the extent permitted by applicable law, each Party hereby irrevocably waives all rights to trial by jury in any action (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of any Party in the negotiation, administration, performance and enforcement of this Agreement. Each Party (a) certifies that no Representative of the other Party has represented, expressly or otherwise, that such Party would not, in the event of any action, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Party have been induced to enter into this Agreement, by among other things, the mutual waiver and certifications in this Section 10.9.

Section 10.10 Force Majeure. If either Party is prevented from complying, either totally or in part, with any of the terms or provisions of this Agreement by reason of fire, flood, storm, strike, lockout or other labor trouble, any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental authority, riot, war, terrorist act, rebellion or other causes beyond the reasonable control of such Party, or other acts of God (a “Force Majeure Event”), then, upon written notice to the other, the affected provisions and/or other requirements of this Agreement shall be suspended or reduced by an amount consistent with reductions made to the other operations of such Party affected by the Force Majeure Event during the period of such disability and the affected Party shall have no liability to the other in connection therewith. Each Party shall use reasonable commercial efforts to remove such disability within fifteen (15) days of giving notice of such disability.

Section 10.11 Mutual Drafting. This Agreement is the mutual product of the Parties, and each provision hereof has been subject to the mutual consultation, negotiation, and agreement of each of the Parties, and shall not be construed for or against any Party. Each Party acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated hereby, with the opportunity to seek advice as to its legal rights from such counsel.

Section 10.12 Headings. The headings in this Agreement are for convenience of reference only and will not affect the construction of any provisions hereof.

Section 10.13 Conflicts. To the extent any term or provision of the Merger Agreement, or any other document or other agreement executed in connection with the Merger Agreement, is in conflict with any term or provision of this Agreement or any Annex or Schedule hereto, the terms and provisions of this Agreement and the Annexes or Schedules hereto shall govern solely to the extent of any such conflict. To the extent any term or provision of this Agreement is in conflict with any term or provision of any Annex or Schedule hereto, the terms and provisions of the Annex or Schedule hereto shall govern solely to the extent of any such conflict.

Section 10.14 Counterparts and PDF Signature. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The electronic transmission of any signed original counterpart of this Agreement shall be deemed to be the delivery of an original counterpart of this Agreement.

Section 10.15 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Schedules and Exhibits mean the Articles and Sections of, and Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

[End of Text; Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Transition Services Agreement as of the date first written above.

BM TECHNOLOGIES, INC.

By:	/s/ Luvleen Sidhu
Name:	Luvleen Sidhu
Title:	Chief Executive Officer

CUSTOMERS BANK

By:	/s/ Richard Ehst
Name:	Richard Ehst
Title:	President and Chief Executive Officer

Seller

Services Coordinator:

James Collins

73 Old Dublin Pike

Doylestown PA 18901

(267) 356-0105

Purchaser

Services Coordinator:

Robert Diegel

201 King of Prussia Rd

Suite 350

Radnor, PA 19087

484-986-7790

[Signature Page to Transition Services Agreement]

ANNEX A

SELLER TRANSITION SERVICES

[Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Registration S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the SEC upon request.]

ANNEX B

PURCHASER TRANSITION SERVICES

[Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Registration S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the SEC upon request.]